Amendment to

Amended and Restated Sub-Administration and Accounting Agreement

Amendment dated January 1, 2024 (“Effective Date”) to the Amended and Restated Sub-Administration and Accounting Agreement dated January 1, 2021 (the “Agreement”) made by and between Touchstone Advisors, Inc. (the “Administrator”) and The Bank of New York Mellon (“BNY Mellon”).

Intending to be legally bound, the Administrator and BNY Mellon hereby agree as follows:

1.	Section 12(a) of the Agreement is hereby restated in its entirety as follows:

 (a)  Unless terminated pursuant to its terms, this Agreement shall continue until 11:59 PM (Eastern time) on December 31, 2026 (the “Initial Term”), at which time this Agreement shall terminate (unless renewed in accordance with the terms hereof).

2.	For clarity, as of the Effective Date the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

3.	The fifth bullet point under the Valuation Support and Computation Accounting Services section of Schedule I of the Agreement is hereby restated in its entirety as follows:

•

Perform a reconciliation of securities and cash activity with the Trust’s custodian on a daily basis and identify, track and seek to resolve any reconciliation discrepancies and provide aged breaks on monthly service reports to the Administrator or the Trust;

4.	The sixth bullet point under the Valuation Support and Computation Accounting Services section of Schedule I of the Agreement is hereby restated in its entirety as follows:

•

Provide cash availability reporting with respect to the Trust; the cash availability reporting is indicative only, in preparing the cash availability reporting BNY Mellon is reliant on information provided by other entities and BNY Mellon is entitled to rely fully on such information provided by other entities, and the cash availability amount provided by BNY Mellon is current only as of and is based only on information provided to BNY Mellon at the time the cash availability amount is calculated by BNY Mellon;

5.	The eleventh bullet point under the Valuation Support and Computation Accounting Services section of Schedule I of the Agreement is hereby restated in its entirety as follows:

•

Obtain security market quotes and currency exchange rates from pricing sources directed by the Administrator or by the Trust, or if such quotes are unavailable, then obtain such prices from the Trust’s investment adviser, and in either case, calculate the market value of the Trust’s investments in accordance with the Trust’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Trust’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability for relying fully on information or valuations provided by the investment adviser or any other pricing source;

6.	The following bullet point is hereby added under the Regulatory Administration Services section of Schedule I of the Agreement as follows:

•

Prepare and coordinate the filing of periodic post-effective amendments to the Trust’s registration statement filed pursuant to Rule 485(a) under the 1933 Act, as amended, as directed by the Administrator from time to time. BNY Mellon’s services with respect to these filings are: (1) drafting and circulating to the Administrator for comment the cover page, a standalone or combined (as directed by the Administrator) prospectus, a combined Statement of Additional Information for the Trust and Part C (the “Registration Statement”) addressing the changes being made pursuant to the Rule 485(a) filing, (2) updating the Registration Statement to add comments received from the Administrator, the Trust and various other of the Trust’s third-party service providers addressing the changes being made pursuant to the Rule 485(a) filing and (3) as applicable, revising the Trust’s currently effective Registration Statement to incorporate any new class of shares or series or other relevant information addressing the changes being made pursuant to the Rule 485(a) filing. With respect to the services contemplated in this bullet, BNY Mellon will commence the aforementioned activities with respect to a Rule 485(a) filing promptly after:

(1) receiving a reasonable request from the Administrator and (2) agreeing with the Administrator on the period of time it may take to complete the Rule 485(a) filing (for clarity, BNY Mellon will have no responsibility to complete the Rule 485(a) filing prior to such time). The Administrator will provide to BNY Mellon such materials and information as BNY Mellon may reasonably request with respect to the completion of the Rule 485(a) filing. For clarity, BNY Mellon is not responsible to commence providing the services contemplated in this bullet with respect to a Rule 485(a) filing unless separately agreed to in writing by the Administrator and BNY Mellon (including terms regarding the compensation to be paid to BNY Mellon with respect to such Rule 485(a) filing).

7.	Miscellaneous.

(a)

Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control with respect to the subject matter of this Amendment.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)

The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)

The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Touchstone Advisors, Inc.

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President, Chief Executive Officer

By:	/s/ Julie L. Smith
Name:	Julie L. Smith
Title:	Vice President

The Bank of New York Mellon

By:	/s/ Emily Peixoto
Name:	Emily Peixoto
Title:	Relationship Manager